Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 +1 317 569 9600 main +1 317 569 4800 fax
December 18, 2024
Inotiv, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
Ladies and Gentlemen:
We have acted as counsel to Inotiv, Inc., an Indiana corporation (the “Company”), in connection with the offering by the Company of $29,325,000 in the aggregate (the “Shares”) of common shares of the Company, no par value per share (“Common Shares”), which includes the Common Shares subject to the underwriter’s option to purchase additional shares (the “Offering”). The Shares are being offered pursuant to the Registration Statement on Form S-3, as amended (File No. 333-266962) (as may be further amended or supplemented, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and which was declared effective on August 31, 2022, including the base prospectus constituting a part thereof, dated August 31, 2022, and a related prospectus supplement, dated December 18, 2024 (collectively, the “Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
As counsel for the Company, we are familiar with the Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and the Third Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended to the date hereof, and we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Underwriting Agreement, dated as of December 18, 2024 (the “Underwriting Agreement”), by and between Lake Street Capital Markets, LLC, as underwriter, and the Company and (iv) the proceedings taken by the Company in connection with the authorization of the Underwriting Agreement and the Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion letter.
Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that, (i) when the Shares have been issued by the Company against payment of the agreed-upon consideration therefor in accordance with the provisions of the Underwriting Agreement, and (ii) upon the due registration of issuance and constructive delivery through book entry of such Shares, then, upon the happening of such events, such Shares will be validly issued, fully paid and non-assessable.
We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon the certifications, documents, and proceedings submitted to us for review, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural

December 18, 2024

persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided under the laws of the State of Indiana.
Our opinions set forth herein are limited to the laws of the State of Indiana, and we express no opinion as to the effect of any other laws.
This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinions. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.
We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof without implying or admitting that we are “experts” within the meaning of the Act, or other rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement, including this opinion letter.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP